Exhibit 10.1
CONFIDENTIAL
SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is entered into on October 15, 2010 (the “Effective Date”) by and between Life Time Fitness, Inc. (the “Company”), and Scott C. Lutz (“Executive”).
Background
     A. Executive was employed at-will by the Company as its Executive Vice President and Chief Marketing Officer. Executive was not employed pursuant to the terms of any employment agreement with the Company providing for severance benefits upon termination of employment for any reason.
     B. The parties have agreed that it is in their mutual interests that Executive’s position as an employee and officer of the Company terminate effective October 15, 2010 (the “Separation Date”).
     C. The parties are concluding their relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities. The parties desire to resolve all issues Executive may have relating to the termination of Executive’s relationship with the Company, as set forth in this Agreement.
           NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, the parties, intending to be legally bound, agree as follows:
Agreement
1.	Separation. Executive and the Company mutually agree that Executive’s employment as an employee and officer of the Company and as an officer of certain of the Company’s affiliates shall terminate effective at the close of business on the Separation Date without further action by either party. Executive will sign such documents as deemed reasonably necessary to accurately reflect his resignation from all such offices in the Company’s corporate records.

2.	Final Pay. Executive confirms that he has been paid in full for his base salary, compensation, and benefits owing to him to date. The Company will pay Executive’s final base salary and earned but unpaid bonus through the Separation Date, pursuant to the Company’s normal payroll practices and schedule.

3.	Expense Reimbursement. The Company will reimburse Executive for his regular and necessary business expenses incurred through the Separation Date in accordance with the Company’s regular policies and practices. Executive will submit all requests for reimbursement to the Company no later than October 31, 2010, and the Company will reimburse Executive promptly thereafter, but in any event no later than December 31, 2010.

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4.	Release. At the same time that Executive executes this Agreement, he shall execute a Release in the form attached to this Agreement as Exhibit A (the “Release”). This Agreement will not be interpreted or construed to limit the Release in any manner.

5.	Payments. Following the Separation Date, the Company will provide the benefits set forth in Sections 5(a) and 5(b) below in lieu of any further payments or compensation that Executive would otherwise be entitled to receive under any agreement with the Company or as an employee or officer of the Company. The Company will make such payments and provide such consideration only if (i) Executive has signed this Agreement and the Release on or within 21 days after the Separation Date and has not rescinded the Release within the rescission period set forth therein (the “Rescission Period”), and (ii) Executive is in strict compliance with the terms of this Agreement and the Release as of the date of such payment(s). The Company shall have no obligations under this Section 5 if Executive rescinds the Release.
a.	Cash Installments. The Company will pay to Executive an amount equal to $200,000. Such amount shall be paid to Executive by the Company in equal bi-weekly installments pursuant to the normal payroll practices and procedures of the Company, beginning on the first regular payroll date of the Company to occur at least three business days after expiration of the Rescission Period and continuing for five (5) months; provided, however, that any installments that remain payable as of March 15, 2011 shall be paid in a lump sum no later than March 15, 2011. The Company and Executive intend the severance payments under this Section 5(a) to constitute a short-term deferral under Treas. Reg. § 1.409A-1(b)(4). Each installment of the severance payments under this Section 5(a) shall be considered a separate payment, as described in Treas. Reg. § 1.409A-2(b)(2), for purposes of Section 409A of the Code.

b.	Lump Sum. The Company will pay to Executive a lump sum cash payment in an amount equal to $15,000, in lieu of any contributions by the Company for the continuation of Executive’s medical plan coverage and life insurance coverage as provided to Executive as of the Separation Date. Such lump sum payment will be made on the first regular payroll date of the Company to occur at least three business days after expiration of the Rescission Period, and in any event no later than March 15, 2011. The Company and Executive intend the lump sum payment under this Section 5(b) to constitute a short-term deferral under Treas. Reg. § 1.409A-1(b)(4).
6.	Restricted Stock. Executive holds the following shares of restricted common stock of the Company:

		Number of
Grant Date	Agreement	Restricted Shares	Vesting Schedule
6/11/2008	Restricted Stock Agreement dated June 11, 2008	2,089	1,044 shares on May 19, 2011 and 1,045 shares on May 19, 2012

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		Number of
Grant Date	Agreement	Restricted Shares	Vesting Schedule
3/13/2009	Restricted Stock Agreement dated March 13, 2009 (the “2009 Restricted Stock Agreement”)	27,778	9,259 shares on each of March 1, 2011 and March 1, 2012 and 9,260 shares on March 1, 2013
6/11/2009	Restricted Stock Agreement dated June 11, 2009	80,000	See Footnote 1
Footnote 1: 50% of the restricted shares will vest if a specified earnings per share (EPS) target is achieved for fiscal 2011 and if a higher EPS target is achieved for fiscal 2011, 100% of the restricted shares will vest. If 50% of the restricted shares vest after fiscal 2011, the remaining restricted shares will vest if a specified EPS target is achieved for fiscal 2012. If none of the restricted shares vest in 2011, 50% of the restricted shares will vest if a specified EPS target is achieved for fiscal 2012 and if a higher EPS target is achieved for fiscal 2012, 100% of the restricted shares will vest.

The shares of restricted stock granted on June 11, 2008 and June 11, 2009 will be forfeited on the Separation Date. In addition, 18,519 of the shares of restricted stock granted on March 13, 2009 will be forfeited on the Separation Date. The Company and Executive agree to execute an amendment to the restricted stock agreement related to the restricted stock granted on March 13, 2009 (the “2009 Restricted Stock Grant”) in the form attached hereto as Exhibit B to provide for the continued vesting of 9,259 of the shares of restricted stock granted on March 13, 2009 on the terms set forth in such amendment.
7.	Confidential Information. Except as permitted by the Company’s Board of Directors, Executive will not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company, whether developed by Executive or others, including but not limited to (i) Company trade secrets, (ii) confidential and proprietary plans, developments, research, processes, designs, methods or material (whether or not patented or patentable), (iii) customer and supplier lists, (iv) strategic or other business, marketing or sales plans, and (v) financial data and plans. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known for reasons other than Executive’s violation of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Executive.

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8.	Non-Competition; Non-Solicitation.
a.	Agreement Not to Compete. For a period of twelve (12) consecutive months beginning on the Separation Date, Executive shall not, directly or indirectly, engage in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, employee, member of any association, consultant or otherwise) in any “Company Business” in the “Territory.” For purposes of this Section 8.a., “Company Business” means (i) the design, development, management or marketing of health and fitness clubs, and/or health and fitness club memberships and services, and/or nutritional supplements, (ii) the publication of any health and fitness publications and/or (iii) the sale, design or promotion of and any other product or service that grows into a core or primary business for the Company (or is under development and is projected to grow into a core or primary business for the Company) as of the Separation Date. “Territory” means any of the United States or in any other country in which the Company is doing Company Business as of the Separation Date. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 8.a.

b.	Agreement Not to Hire. For a period of twelve (12) consecutive months beginning on the Separation Date, Executive shall not, directly or indirectly, hire, engage or solicit any person who is then an employee of the Company or who was an employee of the Company as of the Separation Date, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

c.	Agreement Not to Solicit. For a period of twelve (12) consecutive months beginning on the Separation Date, Executive shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

d.	Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 8 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section 8 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

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9.	Cooperation; Consulting Services.
a.	Cooperation. At the Company’s reasonable request, and without additional compensation, Employee shall cooperate fully with the Company, its Board of Directors, and its officers and employees in connection with the transition of his duties and responsibilities with the Company and of any matter about which the Company reasonably believes Employee may have knowledge as a result of his employment with the Company. Employee agrees to provide complete and truthful information in response to any such requests or inquiries from the Company. At any time upon reasonable request and notice from the Company, Executive will, without further consideration but at no expense to Executive, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Executive in his capacity for the Company) as may be necessary or appropriate to formalize and complete the Company’s corporate records; provided, however, that nothing in this Section 9 will require Executive to take any action that he reasonably believes to be unlawful or unethical or to make any inaccurate statement of actual facts.

b.	On-going Matters. At the Company’s reasonable written request and upon at least 48 hours’ notice, without further consideration but without expense to Executive, Executive will (i) provide complete and truthful information to, and otherwise cooperate fully with, the Company and any of its or their legal counsel, agents, insurers and representatives in connection with any investigations, litigation or other matters relating to the Company in which the Executive had principal responsibility or relevant information not available to other Company employees, and (ii) for a period of 12 months following the Separation Date (the “Consulting Period”), make himself reasonably available upon reasonable written notice upon at least 48 hours’ notice, to discuss and consult with the Company regarding business matters with which he was directly and substantially involved while employed by the Company; provided, however, that Executive’s obligations under this Section 9(b) shall not exceed 10 hours per month on a non-cumulative basis, and provided further that such consulting obligations shall not materially interfere with Executive’s responsibilities in connection with new employment or other active business ventures following the Separation Date. The Company will reimburse Executive for reasonable out-of-pocket expenses he incurs for services requested hereunder
10.	Claims Involving the Company. Executive will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company, any of its affiliates, or any of its or their directors, officers, employees, or agents, nor will Executive voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company, any of its affiliates, or any of its or their directors, officers, employees, or agents; provided, however, that this Section 9 will not be interpreted or construed to prevent Executive from providing information to any governmental or law enforcement agency or from giving testimony in response to

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questions asked pursuant to a legally enforceable subpoena, deposition notice or other legal process.

11.	Confidentiality.
a.	General Standard. It is understood and agreed that this Agreement and summaries thereof may be disclosed in filings with the Securities and Exchange Commission and summarized in proxy statements disseminated to shareholders of the Company. Notwithstanding such public filings, in order to minimize disruption and distraction from on-going business operations, it is the intent of the parties that the terms of Executive’s separation from the Company, including the provisions of this Agreement and the Release (collectively “Confidential Separation Information”), will be forever treated as confidential. Accordingly, except as provided in Section 11(b) below, Executive will not disclose Confidential Separation Information to anyone at any time and will not comment on Confidential Separation Information to anyone at any time.

b.	Exceptions.
i.	It will not be a violation of this Agreement for Executive to disclose Confidential Separation Information in reports to governmental agencies as required by law, including, but not limited to, any federal or state tax authority.

ii.	It will not be a violation of this Agreement for Executive to disclose Confidential Separation Information to his immediate family, his attorneys, his accountants or tax advisors.

iii.	It will not be a violation of this Agreement for Executive to disclose Confidential Separation Information in connection with any litigation proceeding involving the parties’ rights or obligations under this Agreement or the Release.
12.	Return of Records and Property. Executive confirms that he has delivered to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company. Executive acknowledges and represents that he has permanently deleted all Company information contained in any personal computer or other personal electronic storage device.

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13.	Non-Disparagement. Executive will not at any time disparage, defame or besmirch the reputation, character, image, products or services of the Company or the reputation or character of any of its current or former directors, officers, employees or agents. The Company will make reasonable efforts to require that the current members of the Board of Directors of the Company and the current officers of the Company do not at any time disparage, defame or besmirch the reputation or character of Executive.

14.	Full Compensation. Executive understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Executive for and extinguish any and all of the potential claims Executive is releasing in the Release, including without limitation, his claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief.

15.	Withholding of Taxes. The Company may withhold from amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation. The Company makes no assurances to Executive as to the tax treatment of any payments hereunder and, except with respect to tax amounts withheld by the Company, Executive will be responsible for payment and remittance of all taxes due with respect to compensation received or imputed under this Agreement.

16.	Section 409A. This Agreement and the payments hereunder are intended to be exempt from or to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

17.	No Admission of Wrongdoing. Executive understands that this Agreement does not constitute an admission that the Company or any of its directors, officers, employees, or agents has violated any local ordinance, state or federal statute, or principle of common law, or that the Company or any of its directors, officers, employees, or agents has engaged in any unlawful or improper conduct toward Executive. Executive will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any unlawful or improper conduct toward him or treated him unfairly.

18.	Authority. Executive represents and warrants that he has the authority to enter into this Agreement and the Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Release have been assigned to any person or entity not a party to this Agreement and the Release.

19.	Indemnification. Notwithstanding Executive’s separation from the Company, with respect to events that occurred during his tenure as an employee or officer of the Company, Executive will be entitled, as a former employee or officer of the Company, to the same rights that are afforded to other current or former employees or officers of the Company, now or in the future, to indemnification and advancement of expenses as provided in the charter documents of the Company and under applicable law, and to indemnification and a legal defense to the extent provided from time to time to current

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officers by any applicable general liability and/or directors’ and officers’ liability insurance policies maintained by the Company.

20.	Legal Representation. Executive acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement and the Release, that he has had a full opportunity to consider this Agreement and the Release, including any tax consequences related thereto applicable to Executive, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Release, or the settlement of his potential claims against the Company and others, and that he has not relied upon any statements or representations made by the Company, its affiliates or its or their attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Release, and any qualified employee benefit plans sponsored by the Company in which Executive is a participant.

21.	Assignment. This Agreement shall not be assignable, in whole or in part, by Executive without the prior written consent of the Company. The Company may, without the consent of Executive, assign its rights and obligations under this Agreement.

22.	Entire Agreement. This Agreement, the Release, and the 2009 Restricted Stock Agreement, as amended, are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Release, or the 2009 Restricted Stock Agreement, as amended, are intended by either party to be legally binding. All other agreements and understandings between Executive and the Company are hereby cancelled, terminated, and superseded.

23.	Time to Consider Agreement. Executive understands that he may take 21 calendar days from the day that Executive receives this Agreement, not counting the day upon which he receives it, to decide whether to sign this Agreement and the Release. Executive represents that if he signs this Agreement and the Release before the expiration of the 21-day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the Release. Executive also acknowledges that any changes made to this Agreement or the Release before he executes either of them, whether such changes are material or immaterial, will not cause the 21-day period to commence again.

24.	Right to Rescind or Revoke. Executive understands that he has the right to rescind or revoke this Agreement and the Release for any reason within fifteen (15) calendar days after he signs them. Executive understands that this Agreement will not become effective or enforceable unless and until he has not rescinded this Agreement or the Release and the rescission period has expired. Executive understands that if he wishes to rescind, the rescission must be in writing and hand-delivered or mailed to the Company. If hand-delivered, the rescission must be (a) addressed to General Counsel, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317 and (b) delivered to Life Time Fitness, Inc. within the fifteen-day period. If mailed, the rescission must be (a)

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postmarked within the fifteen-day period and (b) addressed to General Counsel, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.

25.	Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

26.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

27.	Governing Law. This Agreement and the Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the Release will be governed by, the laws of the State of Minnesota.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

Life Time Fitness, Inc.

/s/ Eric J. Buss

By	Eric J. Buss

Its	EVP

/s/ Scott C. Lutz

Scott C. Lutz

CONFIDENTIAL
RELEASE BY SCOTT_C. LUTZ
Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	Life Time means Life Time Fitness, Inc., any company related to Life Time Fitness, Inc., in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors of Life Time Fitness, Inc.

C.	Company means Life Time; the present and past officers, directors, committees, shareholders and employees of Life Time; any company providing insurance to Life Time in the present or past; the present and past employee benefit plans sponsored or maintained by Life Time (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for Life Time; and anyone who acted on behalf of Life Time or on instructions from Life Time.

D.	Agreement means the Separation Agreement between Life Time and me that I am executing on the same date on which I execute this Release, including all of the documents attached to the Agreement.

E.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:
1.	all claims arising out of or relating to my employment with Life Time or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Lilly Ledbetter Fair Pay Act of 2009, the Minnesota Human Rights Act, the Genetic Information Nondiscrimination Act, the
Exhibit A

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Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys’ fees, costs, and interest.
However, My Claims does not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, or any rights that I may have to indemnification from Life Time as a current or former officer, director, or employee of Life Time, including without limitation indemnification rights under applicable laws, the charter documents of Life Time, or any liability insurance policy maintained by Life Time.
Agreement to Release My Claims. I will receive consideration from Life Time as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Life Time if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Additional Agreements and Understandings. Even though Life Time will provide consideration for me to settle and release My Claims, the Company does not admit that it is

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responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.
My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Life Time by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Life Time by hand or by mail within the 15-day rescission period. All deliveries must be made to Life Time at the following address:
Life Time Fitness, Inc.
2902 Corporate Place
Chanhassen, MN 55317
Attention: General Counsel
If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be:
     (1) postmarked within the period stated above; and
     (2) properly addressed to Life Time at the address stated above.
Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is

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held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.
My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Life Time. No child support orders, garnishment orders, or other orders requiring that money owed to me by Life Time be paid to any other person are now in effect.
I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated: October 15, 2010	/s/ Scott C. Lutz
Scott C. Lutz

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Life Time Fitness, Inc.
2004 Long-Term Incentive Plan
Amendment to
2009 Restricted Stock Agreement
     This is an Amendment to the Restricted Stock Agreement (the “Amendment”) between Life Time Fitness, Inc., a Minnesota corporation (the “Company”), and Scott C. Lutz (the “Employee”) entered into on October 15, 2010.
Recitals
     WHEREAS, the Company and the Employee are parties to a Restricted Stock Agreement dated March 13, 2009 related to 37,037 shares of restricted stock (the “Agreement”), of which the restrictions on 9,259 shares have already lapsed;
     WHEREAS, in connection with the termination of the Employee’s employment effective October 15, 2010, (i) 18,519 of such shares of restricted stock shall be forfeited and (ii) the Committee has waived the forfeiture event that would otherwise occur upon termination of Employee’s employment with respect to 9,259 of such shares of restricted stock as set forth in this Amendment; and
     WHEREAS, capitalized terms used but not defined herein shall have the meanings given to them in the Agreement or the Plan (as defined in the Agreement).
     NOW, THEREFORE, the following waiver and amendments shall be effective as of the date set forth above.
1. Waiver of Forfeiture. The Committee hereby waives the forfeiture of 9,259 of the Restricted Shares that would otherwise occur upon termination of the Employee’s employment on October 15, 2010, pursuant to the terms of Section 4 of each Agreement.
2. Amendment of Section 2 of the Agreement. Section 2 of the Agreement is hereby amended to read in its entirety as follows:
“Vesting. The remaining 9,259 Restricted Shares subject to this Agreement that have not previously been forfeited will vest on March 1, 2011. In addition, the Restricted Shares that have not previously vested or been forfeited will vest immediately upon the first to occur of the following events: (i) death of the Employee; (ii) Total Disability of the Employee; and (ii) a Change of Control as defined in the Plan.”
3. Amendment of Section 4 of the Agreements. The first sentence of Section 4 of the Agreement is hereby amended to read in its entirety as follows:
“In the event that (i) the Employee fails to comply with any provision of the Separation Agreement between the Company and the Employee or (ii) the Employee attempts to sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any of the Restricted Shares or the Restricted Shares become subject to attachment or any similar involuntary process, then any Restricted Shares that have not previously vested shall be forfeited by the Employee to the Company, the Employee shall thereafter have no right, title or interest whatever in such Restricted Shares, and, if the Company does not have custody of any and all certificates representing Restricted Shares so forfeited, the Employee shall immediately return to the Company any and all certificates representing Restricted Shares so forfeited. Additionally, the Employee will deliver to the Company a stock power duly executed in blank relating to any and all certificates representing Restricted
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Shares forfeited to the Company in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so forfeited and to cause a book entry to be made in the records of the Company’s transfer agent in the name of the Employee (or a new stock certificate to be issued, if requested by the Employee) evidencing any Shares that vested prior to forfeiture. If the Restricted Shares are evidenced by a book entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book entry to be adjusted to reflect the number of Restricted Shares so forfeited.”
4. Amendment Limited. Except as expressly amended hereby, the Agreement shall remain in full force and effect.
5. Amendment Effective Date. This Amendment shall be effective when Employee has signed the Separation Agreement between the Company and the Employee (the “Separation Agreement”) and signed and not rescinded the Release within the Rescission Period (as such terms are defined in the Separation Agreement).
     IN WITNESS WHEREOF, the Employee and the Company have executed this Amendment as of the 15th day of October, 2010.

Scott C. Lutz (“Employee”)

/s/ Scott C. Lutz

Life Time Fitness, Inc.

By	/s/ Eric J. Buss

Its EVP

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